As filed with the Securities and Exchange Commission on October 15, 2003

Registration No. 333- 108269

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	54-1749283
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

85 Main Street
Hopkinton, Massachusetts 01748
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Peter G. Savas
Chief Executive Officer and President
Aderis Pharmaceuticals, Inc.
85 Main Street
Hopkinton, Massachusetts 01748
(508) 497-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan W. Pettis, Esq	Alejandro E. Camacho, Esq
Jeevan B. Gore, Esq	Clifford Chance US LLP
Latham & Watkins LLP	200 Park Avenue
650 Town Center Drive, Suite 2000	New York, New York 10166
Costa Mesa, California 92626	(212) 878-8000
(714) 540-1235

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II
INFORMATION NOT REQUIRED BY THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

Amount to
Be Paid

SEC registration fee	$7,861
NASD filing fee	10,200
Nasdaq National Market listing fee	100,000
Legal fees and expenses	480,000
Accounting fees and expenses	280,000
Printing and engraving	300,000
Blue sky fees and expenses (including legal fees)	15,000
Transfer agent fees	10,000
Miscellaneous	15,000

Total	$1,218,061

Item 14.	Indemnification of Directors and Officers

      Our Amended and Restated Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the “Certificate”) provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant has applied for liability insurance for its officers and directors.

      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.	Recent Sales of Unregistered Securities

      The following sets forth information regarding all securities sold by the registrant since January 1, 2000, adjusted where applicable for the 1.65-for-1 stock split in March 2002:

1. In February 2000, we issued and sold an aggregate of 489,804 shares of our Series C preferred stock at a price per share of $10.21 to one accredited investor. These shares will convert into common stock at the rate of one share of common stock for 1.66 shares of Series C preferred stock, at the completion of this offering.

2. In May 2000, we issued and sold an aggregate of 48,972 shares of our Series C preferred stock at a price per share of $10.21 to one accredited investor. These shares will convert into common stock at the rate of one share of common stock for 1.66 shares of Series C preferred stock, at the completion of this offering.

3. In February 2001 and March 2001, we issued and sold an aggregate of 2,713,200 shares of our Series D Preferred Stock at a price per share of $11.00 to twenty-one accredited investors. These shares will convert into common stock at the rate of one share of common stock for 1.66 shares of Series D preferred stock, at the completion of this offering.

4. In August 2001, we issued and sold an aggregate of 1,363,634 shares of our Series D preferred stock at a price per share of $11.00 to nine accredited investors. These shares will convert into common stock at the rate of one share of common stock for 1.66 shares of Series D preferred stock, at the completion of this offering.

5. Between January 1, 2000 and September 30, 2001, we granted options to purchase an aggregate of 1,336,321 shares of common stock at exercise prices ranging from $.36 to $.60 per share with a weighted average exercise price of $0.48 per share.

6. In August 2001, we issued a warrant to purchase an aggregate of 225,060 shares of common stock at an exercise price of $3.64 to Gerard Klauer & Mattison, an accredited investor, for services rendered in connection with the sale of our Series D preferred stock.

7. On November 14, 2001, we granted options to purchase an aggregate of 831,600 shares of common stock at an exercise price of $.66 per share under the 2001 Incentive Award Plan.

8. During the year ended December 31, 2002, we granted options to purchase an aggregate of 125,100 shares of common stock at exercise prices ranging from $.66 to $1.60 per share with a weighted average exercise price of $1.58 per share.

9. Between January 1, 2003 and June 30, 2003, we granted options to purchase an aggregate of 235,800 shares of common stock at an exercise price of $1.60 per share.

      The sale of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants, Rule 701 promulgated under Section 3(b) of the Securities

Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about the registrant or had adequate access, through their relationships with the registrant to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.

Number	Description

**1.1	Form of Underwriting Agreement.
*3.1	Amended and Restated Certificate of Incorporation of Aderis Pharmaceuticals, Inc. as currently in effect.
*3.2	Bylaws of Aderis Pharmaceuticals, Inc., as currently in effect.
*3.3	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.
*3.4	Bylaws of Aderis Pharmaceuticals, Inc., to be effective upon the closing of this offering.
**4.1	Specimen Common Stock certificate.
*4.2	Restated Investor Rights Agreement dated March 31, 1995, as amended by the First Amendment to Restated Investor Rights Agreement dated November 3, 1995, the Second Amendment to Restated Investor Rights Agreement dated June 21, 1999, the Third Amendment to Restated Investor Rights Agreement dated February 21, 2001 and the Fourth Amendment to Restated Investor Rights Agreement dated August 15, 2001.
*4.3	Warrant to Purchase Common Stock, dated July 18, 2001, granted to Gerard Klauer Mattison & Co., Inc.
**5.1	Opinion of Latham & Watkins LLP.
*10.1	Form of Indemnification Agreement between Aderis and each of our directors and officers.
*10.2	1995 Stock Option Plan as amended by the First Amendment dated June 7, 1999 and the Second Amendment dated August 10, 2001.
*10.3	Amended and Restated 2001 Incentive Award Plan.
+10.4	Development and License Agreement by and between Discovery Therapeutics, Inc. and Fujisawa Healthcare, Inc., dated July 29, 1999.
+10.5	Development and Commercialization Agreement by and between Medco Research, Inc. and Discovery Therapeutics, Inc., dated August 19, 1997.
+10.6	Exclusive License Agreement by and between Discovery Therapeutics, Inc. and Schwarz Pharma AG, dated August 10, 1999, as amended by Amendment No. 1 dated December 22, 1999 and as amended by Amendment No. 2 dated October 21, 2002.
+10.7	Earn Out Agreement by and between Whitby, Inc. and Discovery Therapeutics Inc. dated April 25, 1994.
*10.8	Property Lease by and between Straley Corporation and Discovery Therapeutics, Inc. dated December 15, 2000, as amended by Lease dated November 1, 2001, Lease dated November 1, 2001 and Lease dated February 12, 2002.
*10.9	Property Lease by and between Morton G. Thalhimer, Inc. and Discovery Therapeutics, Inc. dated February 24, 1998, as amended by the First Addendum to Lease dated January 7, 1999, the Second Addendum to Lease dated July 14, 1999, and the Third Addendum to Lease dated September 12, 2000.
*10.10	Employment Agreement between Peter G. Savas and Aderis

Number	Description

Pharmaceuticals, Inc., dated January 2, 2002.
*10.11	Employment Agreement between Kenneth L. Rice, Jr. and Aderis Pharmaceuticals Inc., dated January 2, 2002.
*10.12	Employment Agreement between William S. Wheeler and Aderis Pharmaceuticals Inc., dated January 2, 2002.
*10.13	Patent License Agreement by and between Aderis Pharmaceuticals Inc. and Can-Fite Biopharma Ltd. dated May 6, 2002.
*21.1	List of Subsidiaries of Aderis Pharmaceuticals, Inc.
*23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
*24.1	Powers of Attorney (Included on Signature Page).

*	Previously filed.

**	Filed herewith.

+	Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules.

None.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hopkinton, Massachusetts, on this 14th day of October 2003.

Aderis Pharmaceuticals, Inc.

By:	/s/ PETER G. SAVAS

Name:	Peter G. Savas
Title:	Chairman of the Board of Directors, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Peter G. Savas Peter G. Savas	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	October 14, 2003

* Kenneth L. Rice, Jr.	Vice President and Chief Commercial Officer (Principal Financial Officer)	October 14, 2003

* Pamela McDonough	Controller (Principal Accounting Officer)	October 14, 2003

* Gary Frashier		October 14, 2003

* James Garvey	Director	October 14, 2003

Robert McNeil, Ph.D.	Director	October 14, 2003

* Wayne I. Roe	Director	October 14, 2003

* Michael Ross, Ph.D.	Director	October 14, 2003

*By: /s/ PETER G. SAVAS Peter G. Savas Attorney-in-Fact

EXHIBIT INDEX

Number	Description

**1.1	Form of Underwriting Agreement.
*3.1	Amended and Restated Certificate of Incorporation of Aderis Pharmaceuticals, Inc. as currently in effect.
*3.2	Bylaws of Aderis Pharmaceuticals, Inc., as currently in effect.
*3.3	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.
*3.4	Bylaws of Aderis Pharmaceuticals, Inc., to be effective upon the closing of this offering.
**4.1	Specimen Common Stock certificate.
*4.2	Restated Investor Rights Agreement dated March 31, 1995, as amended by the First Amendment to Restated Investor Rights Agreement dated November 3, 1995, the Second Amendment to Restated Investor Rights Agreement dated June 21, 1999, the Third Amendment to Restated Investor Rights Agreement dated February 21, 2001 and the Fourth Amendment to Restated Investor Rights Agreement dated August 15, 2001.
*4.3	Warrant to Purchase Common Stock, dated July 18, 2001, granted to Gerard Klauer Mattison & Co., Inc.
**5.1	Opinion of Latham & Watkins LLP.
*10.1	Form of Indemnification Agreement between Aderis and each of our directors and officers.
*10.2	1995 Stock Option Plan as amended by the First Amendment dated June 7, 1999 and the Second Amendment dated August 10, 2001.
*10.3	Amended and Restated 2001 Incentive Award Plan.
+10.4	Development and License Agreement by and between Discovery Therapeutics, Inc. and Fujisawa Healthcare, Inc., dated July 29, 1999.
+10.5	Development and Commercialization Agreement by and between Medco Research, Inc. and Discovery Therapeutics, Inc., dated August 19, 1997.
+10.6	Exclusive License Agreement by and between Discovery Therapeutics, Inc. and Schwarz Pharma AG, dated August 10, 1999, as amended by Amendment No. 1 dated December 22, 1999 and as amended by Amendment No. 2 dated October 21, 2002.
+10.7	Earn Out Agreement by and between Whitby, Inc. and Discovery Therapeutics Inc. dated April 25, 1994.
*10.8	Property Lease by and between Straley Corporation and Discovery Therapeutics, Inc. dated December 15, 2000, as amended by Lease dated November 1, 2001, Lease dated November 1, 2001 and Lease dated February 12, 2002.
*10.9	Property Lease by and between Morton G. Thalhimer, Inc. and Discovery Therapeutics, Inc. dated February 24, 1998, as amended by the First Addendum to Lease dated January 7, 1999, the Second Addendum to Lease dated July 14, 1999, and the Third Addendum to Lease dated September 12, 2000.
*10.10	Employment Agreement between Peter G. Savas and Aderis Pharmaceuticals, Inc., dated January 2, 2002.
*10.11	Employment Agreement between Kenneth L. Rice, Jr. and Aderis Pharmaceuticals Inc., dated January 2, 2002.
*10.12	Employment Agreement between William S. Wheeler and Aderis Pharmaceuticals Inc., dated January 2, 2002.
*10.13	Patent License Agreement by and between Aderis Pharmaceuticals Inc. and Can-Fite Biopharma Ltd. dated May 6, 2002.
*21.1	List of Subsidiaries of Aderis Pharmaceuticals, Inc.
*23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
*24.1	Powers of Attorney (Included on Signature Page).

*	Previously filed.

**	Filed herewith.

+	Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules.

None.